PhotoChannel Networks
                                        Limited Partnership
                                        #506 - 425 Carrall Street
                                        Vancouver BC
                                        Canada V6B 6E3
                                        Tel:  604-893-8955
                                        Fax:  604-893-8966
[PHOTOCHANNEL LOGO]

BY E-MAIL: mcdonald@ngco.com

February 6, 2003

Mr. Calvin McDonald Photolab.ca 6 Monogram Place Weston, ON M9R 4C4


Dear Mr. McDonald:

RE: PHOTOCHANNEL NETWORKS LIMITED PARTNERSHIP ("PHOTOCHANNEL") AND LOBLAWS INC. ("PHOTOLAB.CA")

PhotoChannel and Photolab.ca agree to enter into a temporary six month agreement, to be reviewed after an initial 90 day period with the view to possibly entering into a two year agreement at that time (which shall be at the sole discretion of each of PhotoChannel and Photolab.ca), enabling Photolab.ca to offer online, digital photofinishing services utilizing PhotoChannel's proprietary software and service.

As part of this Agreement PhotoChannel agrees to:

1. Develop a customized photo printing web-site for Photolab.ca ("Photolab.ca Site"), enabling Photolab.ca to offer on-line digital photofinishing services in the manner described in "Description of Service" outlined in Schedule B of this document;
2. Enable the Photolab.ca site to allow consumers to print consumer digital images via a central fulfillment centre (of Photolab.ca's choice) for delivery back to the consumer (the "Service");
3.    Maintain, update and host the Photolab.ca Site on an ongoing basis;
4. Place in escrow the PhotoChannel source code as used by Photolab.ca with a recognized escrow agent in accordance with the Escrow Agreement attached as Schedule "C".
5. Designate Photolab.ca as a Secondary Customer of its hosting contract with TELUS Communications in accordance with the - Secondary Customer Agreement attached as Schedule "D".
6. Enable the third party of Photolab.ca's choice with all the tools, training, support and service it will need to perform the processing and delivery of images on behalf of the Photolab.ca site including automation as listed in Schedule "B";
7. Provide, via remotely managed conference calls, training sessions to Photolab.ca and/or Photolab.ca wholesale lab personnel on the use of the system;
8. Provide Photolab.ca employees with direct access to PhotoChannel support personnel via e-mail and toll-free telephone service;
9. Provide Photolab.ca with a monthly statement of all transactions processed, along with a complete breakdown by order and other detail as reasonably requested by Photolab.ca;
10. Return all customer information, if any, in its possession to Photolab.ca, upon termination of this agreement, unless a subsequent agreement has been entered into.


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As part of this Agreement Photolab.ca agrees to:

1.    Market the Service;
2.    Pay PhotoChannel as per the pricing in Schedule A; and
3. Provide 60 days notice to PhotoChannel, if they wish to terminate this Agreement without extending under a separate agreement.

The parties also agree as follows:

1. This letter agreement shall expire six (6) months from the date hereof.

2. PhotoChannel agrees to indemnify and save Photolab.ca from and against any and all claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense suffered, incurred or paid, directly or indirectly as a result of, in respect of or arising out of:

      (a) the negligence or intentional wrongdoing of PhotoChannel, its employees or its agents in connection with the services provided hereunder;

      (b) the non-fulfillment by PhotoChannel of any covenant or agreement under this Agreement or any agreement, document or certificate delivered pursuant to this Agreement;

      (c) any breach of any covenant or incorrectness of any representation or warranty made by PhotoChannel in this Agreement or in any agreement or document delivered to Photolab.ca pursuant to this Agreement; and

      (d) all costs and expenses including, without limitation, reasonable legal fees incidental to or in respect of the foregoing.


3. Photolab.ca agrees to indemnify and save PhotoChannel from and against any and all claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense suffered, incurred or paid, directly or indirectly as a result of, in respect of or arising out of any negligence or intentional wrongdoing of Photolab.ca in connection with Photolab.ca's obligations hereunder.


4. It is specifically understood and agreed that PhotoChannel shall not have the right to use any Photolab.ca trademark in any manner or for any purpose whatsoever, without the prior written consent of Photolab.ca.

5. PhotoChannel agrees that no information regarding this Agreement or its execution shall be released to the public or to the media without the prior written consent of Photolab.ca.

6. Any notice, request, demand or other communication by the terms hereof required or permitted to be given by one party to another shall be given in writing and given by facsimile, with the original personally delivered or mailed, by prepaid registered mail, addressed to such party as follows:

   To Photolab.ca at:   6 Monogram Place
                        Weston, Ontario
                        M9R 4C4

                        Attention: Calvin McDonald
                        Fax: (416) 240-3344


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

   To PhotoChannel at:  425 Carrall Street, Suite 506
                        Vancouver, British Columbia
                        V6B 6E3

                        Attention: Robert Chisholm
                        Fax: (604) 893-8966


7. This Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

8. This Agreement shall not be assigned by either party without the prior written consent of the other, provided that Photolab.ca may assign this Agreement to an affiliate without the consent of PhotoChannel and PhotoChannel may assign this Agreement to an affiliate without the consent of Photolab.ca.

9. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and communications, whether oral or written, between the parties relating to the subject matter hereof. If any provision in this Agreement should be held illegal or unenforceable by a court having jurisdiction, such provision shall be modified to the extent necessary to render it enforceable without losing its intent, or severed from this Agreement if no such modification is possible, and other provisions of this Agreement shall remain in full force and effect.

10. If applicable, this Agreement may be executed in counterparts or by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

11. Neither party shall be in default or be liable for any delay, failure in performance (excepting the obligation to pay) or interruption of service resulting directly or indirectly from any cause beyond its reasonable control.

12. The relationship between Photolab.ca and PhotoChannel is that of independent contractors and neither Photolab.ca nor its agents shall have any authority to bind PhotoChannel in any way and shall not do so or attempt to do so.

Agreement of the foregoing is given by the signatures below.

--------------------------------------------------------------------------------
LOBLAWS INC.                           PHOTOCHANNEL NETWORKS LIMITED PARTNERSHIP
                                       BY ITS GENERAL PARTNER 620077 B.C. LTD.
--------------------------------------------------------------------------------
By:  "Michael Kimber"                  By:  "John McEwen"
--------------------------------------------------------------------------------
     Name: Michael Kimber                   Name: John McEwen
--------------------------------------------------------------------------------
     Title: Vice President & Legal          Title: President
     Counsel
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                                       PHOTOCHANNEL NETWORKS INC.
--------------------------------------------------------------------------------
By:  "Calvin MacDonald"                By:  "Robert Chisholm"
--------------------------------------------------------------------------------
     Name: Calvin MacDonald                 Name: Robert Chisholm
--------------------------------------------------------------------------------
     Title: Senior Director                 Title: CFO
--------------------------------------------------------------------------------


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